Exhibit 99.1

NEWS RELEASE

Contact: Bruce Frymire

Director, Corporate Communications & Investor Relations

650.965.6042 bfrymire@cybersource.com

CyberSource Third Quarter Generates Record Revenue, Transactions

$9.2 million revenue, $0.02 EPS, 109.4 million transactions, over 1,600 new customers

Company reaffirms guidance at high end of range

MOUNTAIN VIEW, Calif. – October 14, 2004 – CyberSource Corporation (NASDAQ: CYBS), a leading provider of electronic payment and risk management solutions, today announced financial results for its third quarter ended September 30, 2004.

•	Total revenue for the third quarter of 2004 was $9.2 million, an increase of 33% over the $6.9 million recorded for the same period in 2003.

•	CyberSource processed a record 109.4 million transactions during the quarter, a 52% increase over the 72.2 million transactions processed in the same period last year.

•	The company added 1,607 customers in the third quarter, compared to 648 in the second quarter.

•	Gross profit was $6.0 million in the third quarter, an increase of 28% compared to $4.7 million in the third quarter of 2003.

•	Net income for the third quarter of 2004 was $0.6 million or $0.02 per share as compared to a net loss of $1.4 million or ($0.04) per share for the same period last year.

“Our third quarter numbers reflect the momentum of CyberSource and the strong growth of eCommerce,” said Bill McKiernan, chairman and CEO. “The company generated record revenues, record transaction volumes, and record new customer signings. We are especially pleased with our traction in both the global payments and small business initiatives.”

Third Quarter 2004 Financial Highlights

Revenues: The $9.2 million total revenue for the quarter surpassed guidance by $0.5 million. Transaction and support services revenue was $7.2 million, enterprise software and professional services revenue were $.8 million and $1.2 million, respectively. The increase in total revenue was due primarily to an increase in transaction volumes processed by our existing customers, an increase in professional services delivered and, to a lesser extent, the addition of new customers as well as an increase in revenue from our global payment initiative.

Operating expenses: Total operating expenses for the third quarter were $5.5 million as compared to $6.1 million in the same period last year.

Gross margin: CyberSource’s overall gross margin was 65% compared to 67% in the same quarter last year. The change was due to a decrease in enterprise software revenue combined with an increase in fees paid to a third party software vendor.

Cash: Cash, cash equivalents, and short-term investments decreased by $3.5 million during the third quarter, primarily due to the repurchase of CyberSource common stock totaling $4.2 million.

Nine-month Financial Highlights

Revenues: For the nine-month period ended September 30, 2004, total gross revenue was $26.3 million as compared to $19.8 million for the nine-month period the year before.

Net income: The company recorded a net income of $1.8 million or $0.05 per share for the nine months ended September 30, 2004 as compared to a net loss of $5.5 million or ($0.17) per share for the same period last year.

Other developments during the quarter

Customer growth:

•	CyberSource signed 1,607 new customers in the third quarter of 2004, compared to 648 in the second quarter. This increase is in part a result of CyberSource’s successful small business initiative. Included among the company’s customers acquired during the third quarter are Backcountry.com, Canon Business Solutions, Duke University, Harcourt Education, Ingram Micro, La Cie, Ltd., Leslie’s Poolmart, Providence Heath Systems, Reliance Communications Canada, and Room and Board, Inc.

•	Existing customers that added new services or renewed agreements during the quarter include Brandeis University, Columbia House, Cornell University, DHL Information Services, Fujitsu Computer Systems, Kohl’s Department Store, Nike, Polaroid Corporation, Reed Business Information, Roche Diagnostics, and Verizon Directories.

Progress on key initiatives:

•	Global Payment. CyberSource achieved significant traction with its global payment initiative. The company signed 17 customers for its Global Payment Suite since the program launch, 12 of which are already processing transactions. The company also has a healthy pipeline of prospective customers. The Suite includes support for locally-preferred electronic payment types (such as Switch, Solo, Carte Bleue, and Visa Electron), dynamic currency conversion, fraud prevention, export and tax compliance tools—all available through one connection to CyberSource. Use of the Global Payment Suite also eliminates the need for merchants to establish multiple international banking relationships and provides consolidated reporting and reconciliation of multiple country and multiple currency sales.

•	Decision Manager. CyberSource signed 30 customers for its Decision Manager service since it was announced in June 2004, including some of the world’s largest retailers. Decision Manager is a new service designed to mitigate fraud and reduce the related costs of order review and valid order rejection. CyberSource Decision Manager offers the industry’s most powerful anti-fraud tool, CyberSource Advanced Fraud Screen enhanced by Visa, combined with a system that provides configurable order review automation.

•	International. CyberSource UK customers processed a record 8.4 million transactions in the third quarter. CyberSource UK also signed a number of new enterprise accounts during the quarter, including a professional services engagement with a leading global payment processor.

•	Small business. CyberSource’s small business initiative is showing significant momentum. The company signed over 1,500 new small business customers in the quarter.

•	Stock buy back program: During the third quarter, the company repurchased just over 900,000 shares of its common stock at an average price of $4.63 for a total cost of approximately $4.2 million. Over the nine month period ending September 30, 2004, the company has repurchased a total of $4.3 million in common stock under the $10 million annual stock repurchase program which was approved in January 2004.

Public call/web cast details

CyberSource will host a public conference call today, October 14, 2004, at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss the third quarter results and current business developments. The call can be accessed in either of the following ways:

Live web cast

http://www.cybersource.com/cgi-bin/ir.pl

A replay of this web cast will remain available at this location through October 31, 2004.

Live conference call

Dial 888-542-8515 (U.S. and Canada) 706-634-2163 (International). The call’s ID number is: 1246480.

A taped replay of this call will be available until October 31, 2004. The dial-in numbers for the taped replay are 800-642-1687 (U.S.) 706-645-9291 (Non U.S.). The call’s ID number is 1246480.

About CyberSource

CyberSource Corporation is a leading provider of electronic payment and risk management solutions. CyberSource solutions enable electronic payment processing for Web, call center/IVR, and POS environments and manage fraud risk associated with card-not-present transactions. CyberSource Professional Services designs, integrates, and optimizes enterprise-wide commerce transaction systems. Over 5,000 businesses use CyberSource solutions, including half of the Dow Jones Industrial companies. The company is headquartered in Mountain View, California, and has sales and service offices in Japan, the United Kingdom, and other locations in the United States. For more information, please visit CyberSource’s web site at www.cybersource.com or email info@cybersource.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995

Statements in this release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding the Company’s expectations, objectives, anticipations, plans, hopes, beliefs, intentions or strategies regarding the future. Forward-looking statements in this release include, without limitation, statements regarding: (1) the momentum of CyberSource and the strong growth of eCommerce; (2) success of the Company’s small business and global payments initiatives; (3) healthy pipeline for globally payments customers; and, (4) CyberSource Advanced Fraud Screen enhanced by Visa being the industry’s most powerful anti-fraud tool. Factors that could cause actual results to differ materially from the forward looking statements include risks and uncertainties such as changes in customer needs, new products and services offerings by the Company and its competitors, any unforeseen event or any unforeseen system failures, and other risks indicated in our filings with the Securities and Exchange Commission. It is important to note that actual outcomes could differ materially from those in such forward-looking statements. Readers should also refer to the documents filed by CyberSource with the Securities and Exchange Commission, specifically the annual report filed on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission on March 11, 2004, and our quarterly reports filed on Form 10-Q from time to time, all of which identify important risk factors.

(Tables to follow.)

For more information visit http://www.cybersource.com

Or email to info@cybersource.com or ir@cybersource.com

© 2004 CyberSource Corporation. All rights reserved. CyberSource is a registered trademark in the U.S. and other countries. All other brands and product names are trademarks or registered trademarks of their respective companies.

CyberSource Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues:
Transaction and support	$7,230	$5,321	$20,285	$15,600
Enterprise software	772	1,103	2,653	3,022
Professional services	1,217	525	3,380	1,202

Total revenues	9,219	6,949	26,318	19,824

Cost of revenues:
Transaction and support	2,522	1,930	6,418	6,081
Enterprise software	187	128	387	389
Professional services	550	230	1,507	597

Total cost of revenues	3,259	2,288	8,312	7,067

Gross profit	5,960	4,661	18,006	12,757

Operating expenses:
Product development	1,596	1,929	4,926	5,792
Sales and marketing	2,526	2,754	7,570	8,787
General and administrative	1,404	1,195	4,150	3,883
Restructuring charge	—	240	—	145

Total operating expense	5,526	6,118	16,646	18,607

Income (loss) from operations	434	(1,457)	1,360	(5,850)
Loss on investment in joint venture	—	(89)	—	(175)
Interest income, net	183	154	481	527

Income (loss) before taxes	617	(1,392)	1,841	(5,498)

Income tax provision	19	—	55	—

Net income (loss)	$598	$(1,392)	$1,786	$(5,498)

Basic net income (loss) per share	$0.02	$(0.04)	$0.05	$(0.17)

Diluted net income (loss) per share	$0.02	$(0.04)	$0.05	$(0.17)

Weighted average number of shares used in computing basic net income (loss) per share	33,608	32,873	33,490	32,787

Weighted average number of shares used in computing diluted net income (loss) per share	35,698	32,873	35,871	32,787

CyberSource Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30, 2004	December 31, 2003
Assets
Current assets:
Cash, cash equivalents and short-term investments	$43,886	$44,361
Accounts receivable, net	6,003	4,828
Prepaid expenses and other current assets	2,231	3,052

Total current assets	52,120	52,241

Property and equipment, net	1,888	2,195
Other noncurrent assets	349	371

Total assets	$54,357	$54,807

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$467	$500
Other accrued liabilities	7,620	8,279
Deferred revenue	1,983	1,833

Total current liabilities	10,070	10,612

Total stockholders’ equity	44,287	44,195

Total liabilities and stockholders’ equity	$54,357	$54,807